EXHIBIT 10.31

WITHDRAWAL AGREEMENT

THIS WITHDRAWAL AGREEMENT (this "Withdrawal Agreement"), dated as of October 1, 2004, is made by and between Flint Electric Membership Corporation, an electric membership corporation organized and existing under the laws of the State of Georgia (the "Withdrawing Member") and Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia ("Oglethorpe").

WHEREAS, the Withdrawing Member is currently a member of Oglethorpe; and

WHEREAS, Oglethorpe, as Seller, and the Withdrawing Member, as Purchaser, are parties to that certain Amended and Restated Wholesale Power Contract, dated as of January 1, 2003, as it may be amended from time to time (the "Wholesale Power Contract"); and

WHEREAS, the Withdrawing Member desires to withdraw as a member of Oglethorpe and has delivered to Oglethorpe its Notice of Intent to Withdraw in accordance with the requirements of the Oglethorpe bylaws applicable to the Withdrawing Member, and

WHEREAS, Oglethorpe has, by executing the Wholesale Power Contract, and Oglethorpe’s members have, by adopting Section 7(b) of Article I of the Oglethorpe bylaws providing for member withdrawal, agreed to permit the Withdrawing Member to satisfy its obligations to Oglethorpe under the Wholesale Power Contract by performing in accordance with the terms of this Withdrawal Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Oglethorpe and the Withdrawing Member, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CONDITIONS PRECEDENT

The withdrawal of the Member from Oglethorpe under this Withdrawal Agreement shall become effective when all of the following conditions have occurred or been satisfied or waived:

1.1  Notice of Intent to Withdraw. The Withdrawing Member has delivered to Oglethorpe its Notice of Intent to Withdraw strictly complying with the requirements of Oglethorpe’s bylaws applicable to the Withdrawing Member.

1.2  Certificate of Incumbency. Oglethorpe and the Withdrawing Member each have delivered to the other a Certificate of Incumbency of the officers of such party who participated in the transactions contemplated herein.

1.3  No Pending Legal Actions. No suit, action, or other proceeding shall be pending or threatened by or before any court or governmental or administrative agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Withdrawal Agreement or the consummation of the transactions contemplated by this Withdrawal Agreement, and no investigation that may result in any such suit, action or other proceeding shall be pending or threatened.

1.4  No Changes In Law Rendering Transaction Illegal. No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any governmental or administrative agency or court which would make the transactions contemplated by this Withdrawal Agreement illegal.

1.5  Cooperation. The Withdrawing Member and Oglethorpe shall have cooperated in furnishing all information requested by the other to permit them to comply with their public disclosure obligations and shall have made disclosures and provided information to rating agencies, lenders and related parties, including guarantors and underwriters of the other’s debt and their legal counsel as the other shall have requested.

1.6  Time. Ninety (90) days have elapsed since the date on which Oglethorpe received the Withdrawing Member’s Notice of Intent to Withdraw.

1.7  Consent By Applicable Government Authorities And Other Third Parties. All authorizations, consents, waivers, and approvals of the Rural Utilities Service ("RUS") and all other governmental agencies or authorities and other third persons, including Georgia Power Company, or other actions or proceedings required to be obtained or taken by or on behalf of the Withdrawing Member or Oglethorpe under the laws of any jurisdiction or under this Withdrawal Agreement or any other agreement in connection with the execution, delivery, and performance of this Withdrawal Agreement and the consummation of the transactions contemplated hereby, or required to prevent a breach or default by the Withdrawing Member or Oglethorpe under any license, permit, contract, note, or other instrument or document by virtue of the transactions contemplated hereby shall have been obtained in writing in a form and substance reasonably satisfactory to Oglethorpe and the Withdrawing Member and delivered to each party at the closing provided for in Section 3.4.

1.8  Opinion Letter. The receipt by Oglethorpe and the Withdrawing Member of a legal opinion from the other’s counsel in form and substance reasonably satisfactory to the receiving party.

1.9  Confidentiality. The Withdrawing Member shall have complied with the duties of confidentiality imposed by this Withdrawal Agreement.

1.10         Other Obligations. The Withdrawing Member shall have paid in full or made adequate provision for the payment in full of all debts owed by the Withdrawing Member to Oglethorpe other than the Withdrawing Member’s obligations under the Wholesale Power Contract.

ARTICLE 2

AMENDMENTS TO WHOLESALE POWER CONTRACT UPON WITHDRAWAL

2.1  At the time the Withdrawing Member’s withdrawal becomes effective as provided in Article 1, the following provisions of this Section 2.1 shall thereupon become effective between Oglethorpe and the Withdrawing Member, and the Wholesale Power Contract shall be deemed amended as necessary to reflect the effectiveness of such provisions:

2.1.1  Section 18.1 of the Wholesale Power Contract shall be canceled and of no effect.

2.1.2  All references in the Wholesale Power Contract to the party referred to therein as the "Purchaser" shall be deemed to mean and include the Withdrawing Member and its assignees permitted under this Withdrawal Agreement.

2.1.3  Oglethorpe shall have no duty to provide, and the Withdrawing Member shall have no right to participate in, or duty to accept or to pay for electric capacity associated with, or to make other payments with respect to, Future Resources (other than a Discretionary Resource Modification with respect to which the Purchaser subscribes for a PCR in accordance with Section 3.3.3 of the Wholesale Power Contract), other than Future Resources with respect to which the Withdrawing Member has subscribed for a PCR as of the date the Withdrawing Member’s Notice of Intent to Withdraw was delivered to Oglethorpe, except on terms and conditions agreed to by both parties. Except on terms and conditions agreed to by both parties, the Withdrawing Member shall have no right to participate in, or duty to accept or to pay for, or to make other payments with respect to, any increased electric capacity or any extended useful life or contract term resulting from a Resource Modification of a Resource with respect to which the Withdrawing Member has a PCR unless (i) the Resource Modification is a Minor Resource Modification as provided in Section 3.3.2(a) of the Wholesale Power Contract, (ii) the Resource Modification is determined to be a Required Resource Modification as provided in Section 3.3.2(b) of the Wholesale Power Contract or (iii) the Withdrawing Member subscribes for a PCR as provided in Section 3.3.3 of the Wholesale Power Contract. Oglethorpe may change the Withdrawing Member’s PCR as provided in Section 3.3.2(d) of the Wholesale Power Contract to the same extent as it could have if the Withdrawing Member had not withdrawn.

2.1.4  The Withdrawing Member shall have no right to patronage capital earned after the date its withdrawal becomes effective as provided in Article 1. However, the Withdrawing Member shall be entitled to the patronage capital earned prior to such date, and such patronage capital shall be retired in accordance with the articles of incorporation, bylaws, and policies of Oglethorpe as amended from time to time; provided, however, that no such amendments shall discriminate against the Withdrawing Member.

2.1.5  The rates and terms and conditions applicable to the Withdrawing Member shall be Rate Schedule A to the Wholesale Power Contract, as amended from time to time as provided in the Wholesale Power Contract; provided that:

(a)    no amendment to Rate Schedule A shall discriminate against the Withdrawing Member, except as expressly provided in this Section 2.1.5; and

(b)    the formulary charges set forth in Rate Schedule A shall be adjusted with respect to the Withdrawing Member in the following manner to reflect the differences between service to members and non-members of Oglethorpe:

(i)	Cost of Debt - Permitted assignees of a Withdrawing Member that are beneficiaries of the Rural Electrification Act of 1936, as amended, (the "Act") will in all events be charged interest based on Oglethorpe’s cost of funds, while permitted assignees of a Withdrawing Member which are not beneficiaries of the Act will be charged Oglethorpe’s embedded cost of funds plus an adder expressed in basis points for different maturities, which will convert the embedded interest rate on RUS and Federal Financing Bank debt to a rate which does not provide an interest subsidy to such non-beneficiaries. The adder shall be the amounts expressed in basis points at which Oglethorpe could issue first mortgage bonds for the term of the original scheduled maturities of each existing note at the time of the determination. The adder shall be determined by averaging the opinions provided by three (3) investment banking firms acceptable to Oglethorpe and the Withdrawing Member.

(ii)	Income Tax - Since Oglethorpe’s revenue from non-members is taxable, non-members will pay federal and state income tax on their contribution to Oglethorpe’s net margin attributable to sales of capacity and energy to the Withdrawing Member.

(iii)	A&G Adjustment - The rates charged for Administrative and General Expenses (TOTAGO) shall be adjusted to exclude charges related to the operation of Oglethorpe’s board of directors and the costs of services not provided to the Withdrawing Member.

2.1.6  The Withdrawing Member may assign its rights and duties under the Wholesale Power Contract provided that:

(a)    the Withdrawing Member notifies Oglethorpe of its intent to make such assignment and identifies the proposed assignee within ten (10) days of the date upon which its Notice of Intent to Withdraw is received by Oglethorpe; and

(b)    the assignee executes this Withdrawal Agreement, agrees to abide by all of the terms and conditions of the Wholesale Power Contract as amended by the terms of this Withdrawal Agreement, and assumes all of the Withdrawing Member’s obligations and liabilities under the Wholesale Power Contract as amended by this Withdrawal Agreement; and

(c)    the assignee executes any additional documents and instruments necessary to effect the assignment and assumption of the Withdrawing Member’s obligations under the Wholesale Power Contract, as amended by this Withdrawal Agreement; and

(d)    the assignee has either (i) a credit rating equal to or better than the credit rating of the Withdrawing Member as published by Standard & Poor’s Ratings Services or Moody’s Investors Service or (ii) if the Withdrawing Member has no such published credit rating, a credit rating equal to or better than Oglethorpe’s credit rating as published by Standard & Poor’s Ratings Services or Moody’s Investors Service; and

(e)    the board of directors of Oglethorpe consents to the assignment, which consent shall not be unreasonably withheld; and

(f)    any necessary regulatory approvals are obtained.

Any such assignment of the Wholesale Power Contract, as amended by the terms of this Withdrawal Agreement, shall only become effective on the date that all of the foregoing conditions have been satisfied. Except in the circumstances and on the conditions specifically set forth above, all provisions of the Wholesale Power Contract relating to assignment shall remain in full force and effect.

2.1.7  In connection with an assignment of rights and duties under Section 2.1.6, Oglethorpe will, upon the request of the Withdrawing Member, release and discharge the Withdrawing Member from its duties and obligations under the Wholesale Power Contract; provided, however, that if any loan contract between Oglethorpe and RUS contains notice, consent or approval requirements with respect to such release and discharge, Oglethorpe will release and discharge the Withdrawing Member only if such requirements are met.

2.1.8  The Withdrawing Member shall be able to exercise the rights of access, examination, and audit provided by Section 7 of the Wholesale Power Contract only when there is a rate change adverse to the Withdrawing Member. Such rights of access, examination, and audit, as limited by the preceding sentence, shall extend to accounting matters only, and the Withdrawing Member shall not, for example, be entitled to conduct operational audits.

2.2      Except as specifically set forth in Section 2.1, all other terms and conditions of the Wholesale Power Contract remain unchanged, including, without limitation, the duty of Oglethorpe to sell and the duty of the Withdrawing Member to purchase and pay for electric capacity and energy as set forth therein. The Withdrawing Member reaffirms all of its obligations under the Wholesale Power Contract, as so amended. Without limiting the foregoing, the Withdrawing Member’s obligations to make all payments required under the Wholesale Power Contract remain unchanged except as expressly provided in Section 2.1.3 with respect to Future Resources and except as expressly provided in Section 2.1.7 with respect to the release and discharge of the Withdrawing Member’s duties and obligations.

ARTICLE 3

OTHER COVENANTS

3.1  Best Effort. Both Oglethorpe and the Withdrawing Member shall use their reasonable best efforts to take all actions required to satisfy all conditions precedent to the effectiveness of the Member’s withdrawal as provided in Article I and shall cooperate with the other party in obtaining all necessary consents and approvals required thereby.

3.2  Indemnity. The Withdrawing Member hereby indemnifies and holds Oglethorpe harmless from and against any and all losses, costs, liability, damages, and expenses (including, without limitation, attorney’s fees and expenses) of any kind suffered or incurred by Oglethorpe pursuant to, as a result of or in connection with any claim, allegation, complaint, intervention, lawsuit, administrative action, or other proceeding:

(a)  brought or asserted by the Withdrawing Member that Oglethorpe’s actions under the terms of either (i) that certain ITSA Power Sale and Coordination Umbrella Agreement, dated as of November 12, 1990, by and between Oglethorpe and Georgia Power Company ("Umbrella Agreement") or (ii) that certain Supplemental Agreement, dated as of November 12, 1990, by and among Oglethorpe and Georgia Power Company, were ineffective as to or may be rejected, overcome or circumvented by the Withdrawing Member; or

(b)  arising out of any attempt by the Withdrawing Member to purchase any capacity or associated energy or transmission services under Georgia Power Company’s partial requirements or full requirements tariffs as in effect from time to time.

3.3  Governance. The Withdrawing Member acknowledges and agrees that it shall have no right to vote on any matter affecting, or any other governance rights in, Oglethorpe from and after the date that its withdrawal becomes effective in accordance with Article 1.

3.4  Closing. Except as otherwise provided herein, all documents required or contemplated to be delivered under the terms of this Withdrawal Agreement shall be delivered in form and substance reasonably satisfactory to Oglethorpe and the Withdrawing Member at a time, place, and date mutually agreed upon by the parties.

3.5  References to Member. All references in this Withdrawal Agreement to the "Withdrawing Member" shall be deemed to mean the "Withdrawing Member and its permitted assignees."

3.6  Confidentiality. The Withdrawing Member and Oglethorpe covenant and agree that from the time the Withdrawing Member delivers its Notice of Intent to Withdraw to Oglethorpe until the Withdrawing Member’s withdrawal becomes effective under this Withdrawal Agreement, they each shall keep confidential all information and discussions regarding the pending withdrawal and shall not discuss the pending withdrawal or the terms thereof or disclose information regarding the pending withdrawal. This duty of confidentiality shall not impair the right to make disclosures required to comply with legal requirements or to satisfy conditions precedent to the effectiveness of the Withdrawing Member’s withdrawal.

3.7  Incorporated Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Wholesale Power Contract.

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SIGNATURE BLOCKS ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST: By: /s/ William L. Brown Name: William L. Brown Title: Secretary	WITHDRAWING MEMBER Flint Electric Membership Corporation By: /s/ Jeff S. Pierce Name: Jeff S. Pierce Title: Chairman, Flint EMC Board of Directors
[Corporate Seal]

ATTEST: By: /s/ Carl Hames Name: Carl Hames Title: Secretary	ASSIGNEE Cobb Electric Membership Coporation By: /s/ Dwight T. Brown Name: Dwight T. Brown Title: President and CEO
[Corporate Seal]